Bank of America, N.A.
900 West Trade Street
Suite 650
NC1-026-06-01
Charlotte, NC 28255 www.bankamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATION

Re:    Deutsche Mortgage & Asset Receiving Corporation
      Commercial Mortgage Pass-Through Certificates
      Series 2006-C8

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the Sub-Servicing activities, for the period ending December 31, 2006 and of its performance under the Sub-Servicing Agreement dated as of December 1, 2006 has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under this agreement in all material respects throughout the aforementioned period.

Bank of America, N.A.

/s/ Sean D. Reilly
Sean D. Reilly
Principal

/s/ Michael H. Lumadue
Michael H. Lumadue
Vice President